Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No:  333-166225
August 24, 2010

Customers USA Bank SM
1015 Penn Avenue
Wyomissing, PA 19610

Contacts:
Jay Sidhu, Chairman & CEO 610-301-6476
Richard Ehst, President & COO 484-855-0043
Investor Contact:
Thomas R. Brugger, CFO 484-359-7113

Customers USA Bank
to Acquire Berkshire Bank

WYOMISSING, PA, August 24, 2010 — Customers USA Bank today announced that it has entered into a definitive agreement to acquire Reading, PA based Berkshire Bancorp and its subsidiary Berkshire Bank.  Customers USA Bank is a service mark for which New Century Bank is seeking approval.

Berkshire is a $150 million bank holding company with 5 offices in the Reading, PA market.  This will be an all common stock transaction valued at tangible book value at the month end prior to closing.

“We are excited to partner with Berkshire in serving Berks County in a way that will be profitable for our shareholders and the communities we serve”, said Jay Sidhu, Chairman and CEO of Customers USA Bank.

The combination will allow Customers USA Bank to accelerate its growth plans in Berks County.  It’s anticipated that the combined banks will have assets over $1 billion with 15 banking offices in Berks, Bucks, Chester and Delaware Counties in PA and Westchester County in NY.

Customers USA Bank recently entered Berks County with the opening of its first branch in Wyomissing.  The Berkshire deal will allow the bank to expand that network to 6 banking offices immediately without incurring the start up costs associated with expanding organically.

The merger is expected to close in the first quarter of 2011 with Customers USA Bank as the surviving institution and will require both regulatory and each Bank’s shareholder approval.  It is expected that this transaction will be mildly accretive to Customers USA Bank’s earnings and will enhance its franchise.

“This combination of our two banks accelerates our growth opportunities here in Berks. Our combined responsibility will be to deliver an outstanding customer experience which will be unrivaled in today’s marketplace, and to have a much needed positive impact on the economic development of the County through our support of the business banking market,” stated Jay Sidhu. “We know the Berks market very well. We live and work here and have made contributions to the County’s development for more than 20 years.  This business combination with Berkshire and their management team will enable us to continue our dedication.”

“We are delighted to join forces with Jay’s team who shares our strong commitment to customers, employees, shareholders and the community.  Our cultures are remarkably similar. The integration of our two banks will be completely seamless to our customers,” stated Norman Heilenman, Chairman and CEO of Berkshire Bank.

Richard Ehst, President and COO of Customers USA Bank said, “I have lived in this community for many decades and we are very excited about Customers USA Bank in Berks County.”

About Customers USA Bank

New Century Bank (the “Bank”) has applied for regulatory approval to be doing business as Customers USA Bank.  The Bank is a state-chartered, full-service bank headquartered in Phoenixville, Pennsylvania.  The Bank is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance Corporation (FDIC).  With assets of more than $900 million, the Bank provides a full range of banking services to small and medium-sized businesses, professionals, individuals and families through branch locations in Pennsylvania and New York. The Bank is focused on serving its targeted markets with a growth strategy that includes strategically placed branches throughout its market area and continually expanding its portfolio of loans to small businesses and consumers.

The Bank has filed a registration statement on Form S-1 (File no. 333-166225) with the U.S. Securities and Exchange Commission ("SEC") which includes a prospectus for the offer and sale of securities of a potential bank holding company (the “Holding Company”) to shareholders of the Bank in connection with a proposed reorganization of the Bank to a bank holding company structure (the "proposed transaction"), as well as a proxy statement of the Bank for the solicitation of proxies from the Bank's shareholders for use at the Bank's 2010 annual meeting.  The combined prospectus and proxy statement, together with other documents filed by the Holding Company with the SEC, will contain important information about the Bank, the Holding Company and the proposed transaction.  We urge investors and Bank shareholders to read carefully the combined prospectus and proxy statement and other documents filed with the SEC, including any amendments or supplements also filed with the SEC.  Bank shareholders in particular should read the combined prospectus and proxy statement carefully before making a decision concerning the proposed transaction. Investors and shareholders may obtain a free copy of the combined prospectus and proxy statement at the SEC's website at http://www.sec.gov.  Copies of the combined prospectus and proxy statement can also be obtained free of charge by directing a request to New Century Bank, Corporate Secretary, 99 Bridge Street, Phoenixville, PA 19460, or calling (484) 923-2164.

The Bank, the Holding Company and certain of their directors and executive officers may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from shareholders in connection with the proposed transaction.  Information concerning the interests of directors and executive officers is set forth in the combined prospectus and proxy statement relating to the proposed transaction.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale is unlawful before registration or qualification of the securities under the securities laws of the jurisdiction. No offer of securities shall be made except by means of a prospectus satisfying the requirements of Section 10 of the Securities Act of 1933, as amended.

“Safe Harbor” Statement

In addition to historical information, this information may contain “forward-looking statements” which are made in good faith by the Bank, pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements with respect to the Bank’s strategies, goals, beliefs, expectations, estimates, intentions, financial condition, results of operations, future performance and business.  Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,”  “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement.  These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond the Bank’s control).  Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause the Bank’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements.  The Bank cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future acquisition may have on the Bank and any such forward-looking statement.  The Bank does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by or on behalf of the Bank.

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